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                                                                      EXHIBIT 11


                           BESTFOODS AND SUBSIDIARIES
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                     (In millions, except per share amounts)



                                                      Three Months Ended
                                                           March 31,
                                                    ------------------------
                                BASIC                 2000            1999
                                                    --------        --------
Net income                                          $    160        $    144
    Preferred stock dividends, net of taxes               (3)             (3)
                                                    --------        --------
Net income available to common stockholders         $    157        $    141
                                                    ========        ========

Weighted average shares outstanding                    276.3           280.9
                                                    ========        ========

BASIC EARNINGS PER SHARE:
Net income                                          $   0.57        $   0.50
                                                    ========        ========

                               DILUTED
Net income                                          $    160        $    144
Adjustments to net income:
      Assumed additional cost if ESOP shares
      are fully converted net of tax benefits             (1)             (1)
                                                    --------        --------
Diluted net income                                  $    159        $    143
                                                    ========        ========

Weighted average shares outstanding                    276.3           280.9

Add incremental shares representing:
         Exercise of stock options                       1.3             2.4
         Performance plan shares                          .1              .3
         Conversion of ESOP shares                       7.4             7.0
                                                    --------        --------
Weighted average number of shares as adjusted          285.1           290.6
                                                    ========        ========

DILUTED EARNINGS PER SHARE:

Net income                                          $   0.56        $   0.49
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